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               AMENDMENT NO. 3 TO INVESTMENT ADVISORY AGREEMENT

   This Amendment No. 3 to the Investment Advisory Agreement (the "Agreement") dated December 8, 2000, as amended on January 1, 2003 and July 1, 2003, by and between Met Investors Advisory Corp. (now known as Met Investors Advisory LLC) (the "Manager") and Lord, Abbett & Co. (now known as Lord, Abbett & Co. LLC) (the "Adviser") with respect to the Lord Abbett Bond Debenture Portfolio ("Portfolio"), is entered into effective the 11/th/ day of August, 2005.

   WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

   WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

   NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

   1. The first sentence of Section 2.(a) of the Agreement shall be replaced with the following:

       "The Adviser shall manage the investment and reinvestment of the portfolio assets of the Portfolio, all without prior consultation with the Manager, subject to and in accordance with the investment objective and policies of the Portfolio set forth in the Trust's Registration Statement and the Charter Documents, as such Registration Statement and Charter Documents may be amended from time to time, in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and Section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code") including but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder and any written instructions which the Manager or the Trust's Board of Trustees may issue from time-to-time in accordance therewith."

   2. Section 2.(b) of the Agreement is amended in whole to read as follows:

       "To the extent provided in the Trust's Registration Statement, as such Registration Statement may be amended from time to time, the Adviser shall, in the name of the Portfolio, place orders for the execution of portfolio transactions with or through such brokers, dealers or other financial institutions as it may select including affiliates of the Adviser and, complying with Section 28(e) of the Securities Exchange Act of 1934, may pay a commission on transactions in excess of the amount of commission another broker-dealer would have charged. Subject to seeking the most favorable price and execution, the Board of Trustees or the Manager may cause the Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment."

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   3. Section 2.(e) of the Agreement is amended in whole to read as follows:

       "The Adviser and the Manager acknowledge that the Adviser is not the compliance agent for the Portfolio or for the Manager, and does not have access to all of the Portfolio's books and records necessary to perform certain compliance testing. To the extent that the Adviser has agreed to perform the services specified in this Section 2 in accordance with the Trust's Registration Statement and Charter Documents, written instructions of the Manager and any policies adopted by the Trust's Board of Trustees applicable to the Portfolio (collectively, the "Charter Requirements"), and in accordance with applicable law (including Subchapters M and the diversification requirements of section 817(h) of the Code, the 1940 Act and the Advisers Act ("Applicable Law")), the Adviser shall perform such services based upon its books and records with respect to the Portfolio (as specified in Section 2.c. hereof), which comprise a portion of the Portfolio's books and records, and upon information and written instructions received from the Trust, the Manager or the Trust's administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such information and instructions provided by the Trust, the Manager or the Trust's administrator. The Adviser shall, as part of a complete portfolio compliance testing program, perform quarterly diversification testing under Section 817(h) of the Code. The Adviser shall provide timely notice each calendar quarter that such diversification was satisfied or if not satisfied, that corrections were made within 30 days of the end of the calendar quarter. The Adviser shall have no responsibility to monitor certain limitations or restrictions for which the Adviser has not been provided sufficient information in accordance with Section 1 of this Agreement or otherwise. All such monitoring shall be the responsibility of the Manager."

   4. The following shall be added as Section 2.(h) to the Agreement:

       "In accordance with procedures and methods established by the Trustees of the Trust and with the investment objective and policies of the Portfolio set forth in the Trust's Registration Statement and the Charter Documents, as such Registration Statement and Charter Documents may be amended from time to time and shall be provided to the Adviser on a timely basis, provide assistance in determining the fair value of all securities and other investments/assets in the Portfolio, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Adviser for each security or other investment/asset in the Portfolio for which market prices are not readily available."

   5. The following shall be added as Section 2.(i) to the Agreement:

       "The Adviser will notify the Trust and the Manager of any assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either a person required to be identified as portfolio manager(s) in the Registration Statement of the Portfolio or senior management of the Adviser, in each case prior to or promptly after, such change. The Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of any assignment by, or change in control of, the Adviser."

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   6 All other terms and conditions of the Agreement shall remain in full force and effect.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 11/th/ day of August, 2005.

                                              MET INVESTORS ADVISORY LLC

                                              By:
                                                  -----------------------------
                                                       Authorized Officer

                                              LORD, ABBETT & CO. LLC

                                              By:
                                                  -----------------------------
                                                       Authorized Officer